Capitalink, L. C. Member NASD|SIPC Columbus Center One Alhambra Plaza, Suite 1410 Coral Gables, Florida 33134 Phone 305-446-2026 Fax 305-446-2926 www.capitalinklc.com

Exhibit 10.6

February 9, 2004

Mr. Bruce Hollander
President
Bio-Lok International Inc.
312 S. Military Trail
Deerfield Beach, FL 33442

Dear Bruce:

This letter agreement (the “Agreement”) sets forth the terms and conditions under which the Board of Directors of Bio-Lok International Inc. (the “Company”) has exclusively retained Capitalink, L.C. (“Capitalink”) to render certain financial advisory services in assisting the Company to seek strategic alternatives, including a potential Transaction or Investment (each as defined below), and rendering a fairness opinion, if required.

1.    Term. The term of this Agreement shall be for a one-year period and shall be renewed for an additional one-year period upon the agreement of parties (the “Term”).

2.    Financial Advisory Services. During the Term, Capitalink shall provide the Company with financial advisory services with respect to a potential sale of the Company, including its assets, operations, or equity, or any type of merger, consolidation, reorganization, recapitalization, business combination or other transaction pursuant to which the Company is acquired by, combined with, or enters into a joint venture with, another party (the “Transaction”). In addition, if requested and as an alternative to a strategic Transaction, Capitalink shall approach institutional equity sources regarding both an investment in the Company, and potentially financing a going-private transaction (the “Investment”). Capitalink’s activities shall include, but not be limited to:

Assisting in the derivation of a range of Company values;

Providing the Company with key financial analyses necessary for decisions to be made regarding the Transaction and the Investment;

Guiding the Company through the process of communicating with and providing information to interested parties;

Providing advisory services with respect to the structure and terms of the Transaction and the Investment including without limitation the terms of employment of management;

If requested, approaching and negotiating with the applicable parties in a Transaction or Investment; and

Taking such other steps as may be necessary to assist in the completion of the applicable transaction.

Fairness Opinion Services.  If requested to do so by the Company, Capitalink will render an opinion (whether or not favorable) to the Board of Directors of the Company as to whether, on the date of such opinion, the Transaction/Investment is fair, from a financial point of view, to the shareholders of the Company.

The opinion shall be in such form and substance as are customary to transactions of a similar nature and shall be rendered on a basis that is consistent with Capitalink’s professional responsibilities to the Company, the Board of Directors and shareholders and shall be subject to the undertaking of certain inquiries concerning the Transaction/Investment and the business and assets of the Company. In connection therewith, Capitalink shall be entitled to rely upon all reports of the Company and information supplied to it by or on behalf of the Company and Capitalink shall not in any respect be responsible for the accuracy or completeness of any such report or information or for any obligation to verify the same.

The written opinion shall be used only (i) by the Board of Directors in evaluating the Transaction/Investment, (ii) in filings made by the Company with the Securities and Exchange Commission (by reference and/or as an exhibit), (iii) by reproduction in full in any proxy statement or similar disclosure document disseminated to shareholders if required by the rules of the Securities and Exchange Commission and (iv) in any litigation pertaining to matters relating to the Transaction/Investment and covered in the opinion. The opinion will be provided to the Board of Directors for its evaluation and analysis of the Transaction/Investment at or prior to the time the Company will execute definitive transaction documents, and we are not required to update our opinion as of a later date.

The Company will make available to Capitalink all information concerning the Transaction/Investment and the Company, including its business, assets, operations, financial condition and other information that is reasonably requested. In addition, the Company shall make available its officers, directors, professionals and outside consultants as reasonably requested by Capitalink. The Company understands and agrees that delays in providing data or information may result in a delay of the completion of the opinion.

Capitalink’s services hereunder may be terminated by you without liability or continuing obligation except with respect to the mutually approved provisions set forth in Appendix A. If Capitalink’s services are terminated, other than for non-performance, Capitalink will be entitled to receive and retain the balance of fees due as if the assignment contemplated herein was completed.

With respect to any opinion delivered prior to the completion of the Transaction/Investment, it is understood that Capitalink may reconsider its opinion upon review of any new or modified report, document, release or communication published or filed on behalf of the Company in connection with the Transaction/Investment, or otherwise received by Capitalink, after the date of delivery of the oral or written opinion, as applicable, and upon review of such other information as may hereafter be disclosed or otherwise becomes available.

Recognizing that transactions of this nature sometimes result in litigation and that the role of Capitalink is limited to acting solely pursuant to this engagement, the Company and Capitalink agree to the indemnification, contribution and reimbursement provisions set forth in Exhibit A attached hereto and incorporated herein by reference. In the event a principal or employee of Capitalink is required to testify in connection with the Transaction/Investment, an hourly fee of $375 shall be payable by the Company to Capitalink for the time required of such principal or employee, including testimony, preparation, and any other time required in connection with such testimony.

Fee for Services.

During the Term, and in connection with the services provided in Paragraph 2 above, Capitalink shall receive a non-refundable monthly retainer of $5,000. The initial payment shall be due on the date hereof, and thereafter, on the monthly anniversary of the date hereof. One-half of the aggregate payments shall be credited toward any fee payable pursuant to sub-paragraphs c and d below.

b.    The fee for evaluating the Transaction/Investment and rendering an opinion as to its fairness, as set forth in Paragraph 3, shall be $60,000, of which, $30,000 shall be forwarded when the Company notifies Capitalink that it will require the opinion and $30,000 shall be forwarded when we notify the Board of Directors that we are prepared to deliver the opinion.

c.    In the event the Company enters into a Transaction with Sybron Dental Specialties Inc., or a subsidiary thereof (“SDS”), the cash fee payable to Capitalink at closing shall be equal to $80,000 based on the assumed per share cash consideration of $0.90. With respect to per share aggregate consideration greater than $0.90, Capitalink shall receive an additional cash fee based on the formula set forth below. For example, if the per share consideration is $1.00, the formula above shall apply to the additional $0.10 per share of consideration (or approximately $700,000 in the aggregate).

In the event the Company enters into a Transaction with Innova LifeSciences or BioHorizons, or applicable subsidiaries thereof, the cash fee payable to Capitalink at closing shall be equal to 50% of the formula set forth below. Further, in the event the Company enters into a Transaction with Curasan, or a subsidiary thereof, the cash fee payable to Capitalink at closing shall be equal to 75% of the formula set forth below.

Other than those noted above, if the Company enters into a Transaction during the Term (or within two years of the end of the Term with respect to parties contacted during the Term), the Company hereby agrees that Capitalink shall receive a cash fee (payable at closing of such Transaction) based on the formula set forth below. This section shall also apply to any entities related to the Company or in which the Company has an interest (i.e., subsidiary companies, joint ventures):

5% of the Consideration (as defined on Exhibit A) from $1 and up to $2,000,000, plus
4% of the Consideration in excess of $2,000,000 and up to $4,000,000, plus
3% of the Consideration in excess of $4,000,000 and up to $6,000,000, plus
2% of the Consideration in excess of $6,000,000.

In the event any potential Transaction is not consummated, but the Company receives (i) a “break up” fee or any other payment as a result of the termination of such potential Transaction, (ii) a judgment for damages or an amount in settlement of any dispute relating to such potential Transaction, or (iii) any other payment in connection with such potential Transaction, then the Company shall pay to Capitalink a cash fee of 20% of any such fee, payment, judgment or amount.

d.    In connection with an Investment made during the Term (or within two years of the end of the Term with respect to parties contacted during the Term), Capitalink shall receive a 6% commission, payable in cash, of the gross proceeds of the Investment. Upon completion of the Investment, Capitalink or its designees shall be issued five-year warrants to purchase the number of shares of the Company’s common stock that is equivalent to 10% of the number of shares of common stock sold in the Investment (or into which the securities sold in the Investment convert), at an exercise price equal to the per share equivalent paid in the Investment and under the same terms and conditions as the Investment. Such warrants shall contain customary anti-dilution provisions and a piggyback registration rights provision for the life of such security.

Reimbursement.    The Company shall reimburse costs for all reasonable and necessary out of pocket expenses in connection with Capitalink’s performing its obligations under this Agreement, including but not limited to, travel, lodging, and database searches, as approved by the company, whether or not the Transaction/Investment is consummated.

Additional Services and Miscellaneous. In the event the Company requests Capitalink to provide services other than as set forth in this Agreement, the parties agree that a fee arrangement will be negotiated and a separate agreement will be entered into documenting such agreement. Further, Capitalink shall have the ability to publicize (i.e., use of the Company logo in its marketing materials) its role in providing the Company with the services noted herein.

If you are in agreement with the foregoing, please so indicate by executing and returning the enclosed copy of this letter, including the attached Exhibit A.

Very truly yours,

CAPITALINK, L.C.
/s/ James S. Cassel

Name: James S. Cassel Title: President

BIO-LOK INTERNATIONAL INC.
/s/ Bruce L. Hollander

Name: Bruce L. Hollander Title: President & CEO

LOGO]

February 9, 2005

Mr. Bruce Hollander
President
Bio-Lok International Inc.
368 S. Military Trail
Deerfield Beach, FL 33442

Dear Bruce:

Reference is made to the letter agreement dated February 9, 2004 by and between Bio-Lok International Inc. (the “Company”) and Capitalink, L.C. (“Capitalink”) (the “Agreement”). Unless otherwise indicated, the defined terms set forth in the Agreement are utilized herein. The Company and Capitalink hereby agree as follows:

1. Pursuant to Paragraph 1 of the Agreement, the Agreement is renewed for a one-year period and such additional one year is included in the Term.

2. The Agreement and all of its terms remain in full force and effect subject, however, to the following modifications:

a.	Paragraph 2 of the Agreement is hereby amended by the addition of:

“g. If requested, attend meetings of the Board of Directors.”

b.	Paragraph 4.c is deleted in its entirety and replaced with the following:

“c. If the Company enters into a Transaction during the Term (or within two years of the end of the Term with respect to parties contacted during the Term), the Company hereby agrees that Capitalink shall receive a cash fee (payable at closing of such Transaction) based on the formula set forth below. This section shall also apply to any entities related to the Company or in which the Company has an interest (i.e., subsidiary companies, joint venturers):

5% of the Consideration (as defined on Exhibit A) from $1 and up to $2,000,000, plus
4% of the Consideration in excess of $2,000,000 and up to $4,000,000, plus
3% of the Consideration in excess of $4,000,000 and up to $6,000,000, plus
2% of the Consideration in excess of $6,000,000.

In the event any potential Transaction is not consummated, but the Company receives (i) a “break-up” fee or any other payment as a result of the termination of such potential Transaction, (ii) a judgment for damages or an amount in settlement of any dispute relating to such potential Transaction, or (iii) any other payment in connection with such potential Transaction, then the Company shall pay to Capitalink a cash fee of 20% of any such fee, payment, judgment or amount.”

c.	The following shall be added at the end of Paragraph 4:

“c. Notwithstanding anything contained herein to the contrary, in the event the Company incurs investment banking fees (for the particular service noted in 4.c above) in excess of the amounts noted herein due to fees payable to a third party, Capitalink agrees, subject to its prior approval, to reduce its applicable fees up to 50% in order for such aggregate fee not to be greater than the amount calculated herein.”

If you are in agreement with the foregoing, please so indicate by executing and returning the enclosed copy of this letter.

Very truly yours,

CAPITALINK, L.C.
/s/ James S. Cassel

Name: James S. Cassel Title: President

BIO-LOK INTERNATIONAL INC.
/s/ Bruce L. Hollander

Name: Bruce L. Hollander Title: President & CEO